December 15, 2017

Tao Levy
52 Discovery
Irvine, CA 92618

Dear Tao:

It is with great pleasure that we extend this formal offer to you to join Masimo as Executive Vice President, Business Development, reporting to Joe Kiani, Chairman and CEO. You will be assigned to our Irvine office located at 52 Discovery, Irvine, California 92618. If you accept this offer, we would like you to begin on Wednesday, January 3, 2018.

The purpose of this letter is to offer you employment with Masimo on the terms and conditions set forth below:

Annual Salary:	You will be paid a bi-weekly salary of $12,500, which equates to $325,000 annually.
Bonus Potential:
You will be eligible to receive a bonus of up to 50% of your salary (subject to increase not to exceed 100% of your base salary), depending on Company, department, and individual performance, in accordance with the Company’s Bonus Plan. Your eligibility for a bonus will begin for fiscal year 2018 (for a potential bonus payable in 2019). Under the Bonus Plan, employees must be employed on the bonus payment date in order to receive their bonus.

Benefits:
You will be eligible for health/dental and other insurance coverage, participation in the Company’s 401(k) plan, and paid vacation, holiday and sick leave. These benefits will be provided in accordance with applicable plan documents or Company policy. Insurance coverage will begin the first day of the first month after your employment begins.

Relocation
You agree to relocate your residence from New York to Orange County within 6 months of your start date. The Company will reimburse you up to $20,000 towards relocation costs in accordance with our Company relocation guidelines and agreement.

You will be eligible to receive equity awards under Masimo’s Equity Incentive Plan as determined by the Board of Directors. If you accept this employment offer, it will be recommended that the Board grant you an option to purchase 25,000 shares of Common Stock, vesting 20% per year over five years with an exercise price equal to the fair market value of Common Stock at the time the option is granted. In addition, Masimo will provide you a sign on bonus of $50,000, subject to applicable taxes and withholdings, payable on the first Company payroll date after you begin your employment with Masimo. If you voluntarily terminate your employment with Masimo within the first 12 months, you will be required to repay the $50,000 sign on bonus within 30 days after your employment ends.
This offer is contingent upon you (1) signing and returning the Masimo Employee Confidentiality Agreement, (2) successfully passing the Company’s background check, reference check and drug screening processes, (3) confirming in writing that you are not under any contractual or legal restrictions with a previous employer that may impair your ability to perform your duties for Masimo, and (4) providing proof of identity and legal authorization to work in the United States. You are encouraged to discuss any of the attached documents with your own advisor to the extent you desire.
Employment with Masimo is “at will” and not for a specific term, meaning that either you or the Company may terminate the employment relationship at any time, with or without notice and with or without cause. In addition, this means that Masimo may change the terms and conditions of employment, including without limitation, pay, benefits, title, duties and location of anything, with or without notice and with or without cause.

This letter set forth the material terms of our offer of employment, and supersedes all prior offers, agreements and discussions about employment that you may have had with any employee of the Company, whether written or oral. The “at-will” nature of your employment cannot be modified or amended by any supervisor or by any action of Masimo other than any modification or amendment in writing signed by both you and the CEO.
Please confirm your acceptance of this offer and agreement to the terms of this letter by signing below and returning the signed original to me. If we have not received your signed acceptance by December 20, 2017, this offer will be withdrawn.
If you have any questions about our employment offer, please feel free to contact me.
We look forward to having you join our Team.
Sincerely,

/s/ JOE KIANI	December 15, 2017
Joe Kiani	Date
Chairman and CEO

Accepted and agreed:

/s/ TAO LEVY	December 20, 2017
Tao Levy	Date